Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-260126, 333-267479 and 333-275822) and the Registration Statements on Form S-8 (Registration Nos. 333-261221, 333-265318, 333-265319, 333-270875,333-270876,333-278222, 333-278223, 333-286191, 333-286192 and 333-289993) of TMC the metals company Inc. of our report dated March 31, 2026, with respect to the consolidated financial statements of TMC the metals company Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Chartered Professional Accountants

Vancouver, Canada
March 31, 2026